UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors

On March 10, 2014, Julian C. Baker and Kelvin M. Neu, M.D. were elected to the Board of Directors (the “Board”) of Idera Pharmaceuticals, Inc. (the “Company”). Mr. Baker was elected as a Class II director for a term expiring at the Company’s 2015 Annual Meeting of Stockholders. Dr. Neu was elected as a Class I director for a term expiring at the Company’s 2014 Annual Meeting of Stockholders.

In accordance with the Company’s director compensation program, each of Mr. Baker and Dr. Neu will receive an annual cash retainer of $35,000 for service on the Board, which is payable quarterly in arrears. In addition, the Company’s director compensation program includes a stock-for-fees policy, under which each of Mr. Baker and Dr. Neu has the right to elect, on a quarterly basis, to receive Common Stock of the Company in lieu of the cash fees.

In addition, under the Company’s director compensation program, upon their election as directors, each of Mr. Baker and Dr. Neu was granted an option on March 10, 2014 to purchase 30,000 shares of the Company’s Common Stock at an exercise price per share of $5.82. On March 11, 2014, in connection with the Board’s review of the Company’s director compensation program, the Board determined to modify the program such that, among other changes, each newly elected non-employee director would receive upon their initial election to the Board an option to purchase 70,000 shares of the Company’s Common Stock. In connection with this change to the director compensation program, the Board determined to grant to each of Mr. Baker and Dr. Neu an additional option to purchase 40,000 shares of the Company’s Common Stock, effective March 17, 2014, with an exercise price per share equal to the fair market value of the Company’s Common Stock on such date. All options granted to non-employee directors, including the grants to Mr. Baker and Dr. Neu, vest in equal quarterly installments over three years and become exercisable in full upon the occurrence of a change in control of the Company.

Each of Mr. Baker and Dr. Neu will be subject to the Company’s director retirement policy, which provides for acceleration of vesting of options and an extension of the exercise period upon the retirement of a non-employee director, as more fully described in the Company’s Proxy Statement filed on June 10, 2013 with the Securities and Exchange Commission.

Mr. Baker and Dr. Neu have not been elected to any committees of the Board. There was no arrangement or understanding between Mr. Baker or Dr. Neu and any other persons pursuant to which Mr. Baker or Dr. Neu were elected as directors of the Company.

Mr. Baker is a Co-Managing Member of Baker Bros. Advisors LP and Dr. Neu is a Managing Director at Baker Bros. Advisors LP. Since January 1, 2013, the Company has entered into the following transactions with Baker Bros. Advisors LP and certain of its affiliates (together “Baker Brothers”):

•	In May 2013, Bakers Brothers participated in our public offering and purchased (i) for an aggregate purchase price of $2,250,000, 4,500,000 shares of the Company’s Common Stock and associated warrants to purchase 4,500,000 shares of the Company’s Common Stock at an exercise price of $0.47 per share, and (ii) for an aggregate purchase price of $7,750,000, pre-funded warrants to purchase up to 15,816,327 shares of the Company’s Common Stock at an exercise price of $0.01 per share and associated warrants to purchase 15,816,327 shares of the Company’s Common Stock at an exercise price of $0.47 per share;

•	In September 2013, Bakers Brothers participated in our public offering and purchased (i) for an aggregate purchase price of $2,115,750, 1,365,000 shares of the Company’s Common Stock, and (ii) for an aggregate purchase price of $6,431,001.50, pre-funded warrants to purchase up to 4,175,975 shares of the Company’s Common Stock at an exercise price of $0.01 per share; and

•	In February 2014, Bakers Brothers participated in our public offering and purchased (i) for an aggregate purchase price of $1,365,000, 341,250 shares of the Company’s Common Stock, and (ii) for an aggregate purchase price of $8,613,412.50, pre-funded warrants to purchase up to 2,158,750 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

Under the terms of the warrants and pre-funded warrants issued to Baker Brothers, Baker Brothers is not permitted to exercise such warrants to the extent that such exercise would result in Baker Brothers (and its affiliates) beneficially owning more than 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants. Baker Brothers has the right to increase this beneficial ownership limitation in its discretion on 61 days’ prior written notice to the Company, provided that in no event is Baker Brothers permitted to exercise such warrants to the extent that such exercise would result in Baker Brothers (and its affiliates) beneficially owning more than 19.99% of the number of shares of the Company’s Common Stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such warrants.

The Company’s press release dated March 12, 2014 announcing the election of Mr. Baker and Dr. Neu to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: March 14, 2014	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III
Senior Vice President of Operations, Chief Financial Officer, Treasurer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Idera Pharmaceuticals, Inc. on March 12, 2014

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